NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 09, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 25, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization between The Arbitrage Funds and the Funds of AltShares Trusts, AltShares Merger Arbitrage ETF (ARB) and AltShares Event-Driven ETF (EVNT) became effective after market close on September 25, 2006. Holders of ARB and EVNT received a number of The Arbitrage Funds shares equal in value to the aggregate net asset value of ARB & EVNT held immediately prior to the closing of the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on September 28, 2026.